Exhibit 99.1

NXSTAGE REPORTS RECORD REVENUE FOR THE SECOND QUARTER OF FISCAL 2012

Highlights:

•	Revenue Increases to $59.0 million, up 10% from Q2’11

•	Home Revenue Increases to $30.7 million, up 14% from Q2’11

•	Gross Margin Increases to 38%, up from 35% in Q2’11

•	Company Announces European Market Approval for Enhancements to System One

LAWRENCE, Mass., August 8, 2012, — NxStage® Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today reported record financial results for the second quarter ended June 30, 2012, with total revenue above the top end of its guidance range.

Revenue for the second quarter of 2012 increased 10% to $59.0 million, compared with revenue of $53.8 million for the second quarter of 2011. The higher revenues were driven by increased adoption of the NxStage System One™.

Home revenue for the second quarter of 2012 increased 14% to a record $30.7 million compared with revenues of $27.0 million for the second quarter of 2011.

“Home and more frequent hemodialysis with the System One is great therapy that has been consistently reported to give patients access to a much richer and longer life. We continue to show that our therapy can benefit patients, providers and payors,” stated Jeffrey H. Burbank, Chief Executive Officer of NxStage. “As a result, we continue to break down the barriers to adoption and deliver strong revenue growth consistent with our expectations.”

Critical Care revenue increased 9% to $9.4 million for the second quarter of 2012 compared with revenues of $8.6 million for the second quarter of 2011. Revenue in the In-Center market was $18.2 million for the second quarter of 2012.

“Our results in the second quarter reflect solid and consistent progress. We achieved record revenues, a 300 bps improvement in gross margin, and advanced our robust product pipeline,” continued Burbank. “In sum, our growth strategy remains on track and we remain confident in our outlook for 2012.”

NxStage reported a net loss of $5.1 million or $(0.09) per share for the second quarter of 2012 compared with a net loss of $5.6 million or $(0.10) per share for the second quarter of 2011. The net loss for the second quarter of 2012 includes the impact of $1.0 million for the write-off of unamortized debt discount related to the Asahi debt conversion that occurred in May 2012.

For the second quarter of 2012, the Company reported Adjusted EBITDA, adjusted for stock-based compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses, of $1.7 million compared with $1.8 million for the second quarter of 2011. (See the exhibits for a reconciliation of this non-GAAP measure.)

Separately, the Company announced that the European regulatory authority has approved a new feature to automate the administration of bolus for use in the EU. Burbank concluded, “This approval enables us to further advance the simplicity and safety of the System One in Europe. This is an amazing accomplishment to be able to take tap water, purify it, add concentrate, filter it, and infuse it; effectively our system produces fluid similar to that produced in a pharmaceutical plant right in a patient’s home from tap water.”

Guidance:

For the third quarter of 2012, the Company is forecasting revenues to be between $60.0 million and $61.0 million, a net loss in the range of $3.5 million to $4.5 million, or $(0.06) to $(0.08) per share, and Adjusted EBITDA in the range of $1.5 million to $2.5 million. The Company is reaffirming its full year 2012 guidance, which includes Asahi dialyzer sales.

This release contains a non-GAAP financial measure. A reconciliation of the Company’s non-GAAP financial measure to its most comparable GAAP financial measure is in the exhibits to this press release.

Conference Call:

NxStage will also host a conference call today, Wednesday, August 8, 2012 at 9:00 a.m. Eastern Time to discuss its second quarter financial results. To listen to the conference call, please dial 877-392-9886 (domestic) or 707-287-9329 (international). The call will also be webcast LIVE and can be accessed via the investor relations section of the Company’s website at www.nxstage.com.

A replay of the conference call will be available 2 hours after the completion of the call through August 22, 2012. To access the replay dial 855- 859-2056 (domestic) or 404-537-3406 (international) and reference conference ID 97740600. An online archive of the conference call can be accessed via the investor relations section of the Company’s website at www.nxstage.com.

About NxStage

NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of ESRD and acute kidney failure. For more information on NxStage and its products, please visit the company’s website at www.nxstage.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company’s products, anticipated operating results, including revenues, loss, gross margin and Adjusted EBITDA numbers, and other expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage’s products, growth in home and/or daily hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and daily hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our customers, including DaVita Inc. and Fresenius Medical Care, and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.

Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations ksheppard@nxstage.com

Non-GAAP Financial Measure

The Company discloses a certain non-GAAP financial measure to supplement the Company’s consolidated financial statements presented on a GAAP basis. This non-GAAP measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from similar non-GAAP financial measures used by other companies. The non-GAAP financial measure disclosed by the Company is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Management uses Adjusted EBITDA (EBITDA adjusted for stock based-compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses) to understand operational cash usage. The Company believes the non-GAAP financial measure provides useful and supplementary information allowing investors greater transparency to one measure used by management. The non-GAAP financial measure is meant to supplement, and to be viewed in conjunction with, GAAP financial measures. The non-GAAP financial measure is reconciled to the most comparable GAAP financial measure below.

NxStage Medical, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(in thousands, except per share)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$59,009	$53,768	$115,960	$104,332
Cost of revenues	36,620	34,903	72,259	67,434

Gross profit	22,389	18,865	43,701	36,898

Operating expenses:
Selling and marketing	9,918	9,369	19,838	18,579
Research and development	4,250	3,589	8,147	7,306
Distribution	4,582	4,431	9,114	8,589
General and administrative	6,930	5,460	13,552	11,042

Total operating expenses	25,680	22,849	50,651	45,516

Loss from operations	(3,291)	(3,984)	(6,950)	(8,618)

Other expense:
Interest expense	(1,456)	(1,170)	(2,649)	(2,327)
Other expense, net	(79)	(170)	(131)	(196)

	(1,535)	(1,340)	(2,780)	(2,523)
Net loss before income taxes	(4,826)	(5,324)	(9,730)	(11,141)
Provision for income taxes	237	226	477	419

Net loss	$(5,063)	$(5,550)	$(10,207)	$(11,560)

Net loss per share, basic and diluted	$(0.09)	$(0.10)	$(0.18)	$(0.22)

Weighted-average shares outstanding, basic and diluted	57,733	54,014	55,319	53,716

Other comprehensive loss:
Foreign currency (loss) gain	$(249)	$80	$(100)	$304
Other (loss) gain	(48)	1	(24)	6

Comprehensive loss	$(5,360)	$(5,469)	$(10,331)	$(11,250)

NxStage Medical, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$102,859	$102,909
Accounts receivable, net	17,643	15,808
Inventory	34,670	32,775
Prepaid expenses and other current assets	2,084	2,777

Total current assets	157,256	154,269
Property and equipment, net	29,049	17,599
Field equipment, net	9,971	12,182
Deferred cost of revenues	39,792	41,132
Intangible assets, net	21,217	22,615
Goodwill	42,698	42,698
Other assets	2,066	1,213

Total assets	$302,049	$291,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,559	$15,634
Accrued expenses	17,932	15,165

Total current liabilities	32,491	30,799
Deferred revenues	55,668	57,014
Long-term debt	—	43,235
Other long-term liabilities	18,612	9,474

Total liabilities	106,771	140,522
Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of June 30, 2012 and December 31, 2011	—	—

Common stock: par value $0.001, 100,000,000 shares authorized; 59,391,169 and 56,167,090 shares issued as of June 30, 2012 and December 31, 2011, respectively	59	56
Additional paid-in capital	544,997	489,542
Accumulated deficit	(340,035)	(329,828)
Accumulated other comprehensive loss	(192)	(68)

Treasury stock, at cost: 541,584 and 480,923 shares as of June 30, 2012 and December 31, 2011, respectively	(9,551)	(8,516)

Total stockholders’ equity	195,278	151,186

Total liabilities and stockholders’ equity	$302,049	$291,708

NxStage Medical, Inc.

Cash Flows from Operating Activities

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(10,207)	$(11,560)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	11,580	11,459
Stock-based compensation	6,252	6,701
Other	2,345	1,737
Changes in operating assets and liabilities:
Accounts receivable	(1,851)	(1,753)
Inventory	(7,809)	(13,363)
Prepaid expenses and other assets	(170)	(546)
Accounts payable	(946)	5,471
Accrued expenses and other liabilities	3,038	(2,446)
Deferred revenues	(1,346)	629

Net cash provided by (used in) operating activities	$886	$(3,671)

NxStage Medical, Inc.

Revenues by Segment

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
System One segment
Home	$30,693	$27,013	$60,246	$53,058
Critical Care	9,371	8,591	19,158	16,029

Total System One segment	40,064	35,604	79,404	69,087
In-Center segment	18,229	18,164	35,840	35,245
Other	716	—	716	—

Total	$59,009	$53,768	$115,960	$104,332

NxStage Medical, Inc.

Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net loss	$(5.1)	$(5.6)	$(10.2)	$(11.6)
Less: Depreciation, amortization, interest, and taxes	7.6	7.3	14.7	14.4
Less: Adjusting items*	(0.8)	0.1	(1.0)	0.1

Adjusted EBITDA	$1.7	$1.8	$3.5	$2.9

*	Adjusting items include stock-based compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses

NxStage Medical, Inc.

Non-GAAP Financial Guidance

(in millions)

(unaudited)

	Three Months Ended September 31, 2012
	High Estimate	Low Estimate
Net loss	$(3.5)	$(4.5)
Less: Depreciation, amortization, interest, and taxes	6.6	6.6
Less: Adjusting items*	(0.6)	(0.6)

Adjusted EBITDA	$2.5	$1.5

*	Adjusting items include stock-based compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses